Exhibit 99.1

Aravive Reports Second Quarter 2019 Financial Results and Provides Recent Corporate Updates

HOUSTON – August 7, 2019 – Aravive, Inc. (Nasdaq: ARAV), a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis, announced recent corporate updates and financial results for the quarter ended June 30, 2019.

“We continue to advance AVB-500 on multiple fronts and are very encouraged by the recent safety and topline efficacy data we reported in our AVB-500 clinical program in platinum-resistant recurrent ovarian cancer,” said Jay Shepard, president and CEO of Aravive. “The first half of the year is off to a strong start and we are making progress toward initiating additional clinical programs.”

Recent Corporate Updates

AVB-500

AVB-500 is an ultra-high affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis. Below are some recent highlights from the ovarian cancer program:

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On July 8, we reported that data from the first six patients enrolled into two cohorts (n=12) of the Phase 1b portion of the Phase 1b/2 trial of AVB-500 in patients with platinum-resistant recurrent ovarian cancer, one investigating a combination of AVB-500 with pegylated liposomal doxorubicin (PLD), and the other, a combination of AVB-500 with paclitaxel (PAC) was evaluated by an independent data monitoring committee (DMC). The data demonstrated suppression of serum GAS6 levels, a biomarker associated with efficacy in preclinical tumor models, with the current dose. The DMC did not identify safety concerns and unanimously recommended the trial continue as planned.

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On July 31, we announced that the preliminary efficacy data from our ongoing clinical trial with AVB-500, as described above, showed compelling anti-tumor activity in the 12 patients treated where response to standard of care chemotherapy alone in patients is typically 10-15 percent. The overall best response rate (ORR) in the AVB-500 combination cohorts to date by investigator determined RECIST v1.1 criteria was greater than response rates observed historically with standard of care chemotherapy alone in this clinical setting. We therefore have decided to expand enrollment in the Phase 1b portion of the study, to validate the unanticipated early positive efficacy signal. Detailed safety, pharmacokinetic, pharmacodynamic and preliminary efficacy results for the above 12 patients are anticipated to be presented at an upcoming scientific meeting.

Second Quarter 2019 Financial Results

The condensed consolidated statements of operations for the three and six months ended June 30, 2019 include the operations of Aravive Biologics, Inc., which were not included in the three and six months ended June 30, 2018, due to the fact that the merger with Aravive Biologics, Inc. was consummated in October 2018.

Total revenue for the three and six months ended June 30, 2019 was $3.1 million and $4.8 million, respectively, derived solely from the Cancer Prevention Research Institute of Texas (CPRIT) grant.

Total operating expenses for the three and six months ended June 30, 2019 were $6.9 million and $14.4 million, respectively, compared to $9.4 million and $18.0 million for the same periods in 2018.

Total operating expenses for the three and six months ended June 30, 2019 includes non-cash stock-based compensation expense of $0.9 million and $2.0 million, respectively, compared to $2.1 million and $5.0 million for the same periods in 2018.

For the three and six months ended June 30, 2019, Aravive reported a net loss of approximately $3.0 million and $7.7 million, or $0.27 per share and $0.69 per share, respectively, compared to a net loss of $9.8 million and $18.8 million, or $1.64 per share and $3.14 per share, for the same periods in 2018.

Cash Position

At June 30, 2019, cash and cash equivalents were $48.4 million.

About Aravive

Aravive, Inc. (Nasdaq: ARAV) is a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis. Aravive’s lead product candidate, AVB-500, is an ultra-high affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis. Aravive has initiated the phase 1b portion of a phase 1b/2 clinical trial of AVB-500 combined with standard of care therapies in patients with platinum-resistant ovarian cancer, and intends to expand development into additional oncology and fibrotic indications. Aravive is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016.  Aravive was one of FierceBiotech's Fierce 15 in 2017. For more information, please visit www.aravive.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), express or implied, concerning making progress toward initiating additional clinical programs in renal cell carcinoma and renal fibrosis, the presentation of detailed safety, pharmacokinetic, pharmacodynamic and preliminary efficacy results at an upcoming  scientific meeting and the potential of AVB-500 halting the biological programming that promotes disease progression. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the Company’s ability to expand development in 2019 into additional oncology and fibrotic indications, the Company’s dependence upon AVB-500, AVB-500’s ability to have favorable results in clinical trials or receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that AVB-500 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing AVB-500; if AVB-500 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018,  recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts for Aravive:

Investors:

Vinay Shah

CFO

Aravive, Inc.

Vinay@aravive.com

Media:

Heidi Chokeir

Canale Communications

heidi@canalecomm.com

619-203-5391

Aravive, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Grant revenue	$3,054	$—	$4,753	$—
Operating expenses
Research and development	3,637	3,438	$6,485	$7,038
General and administrative	3,291	6,003	7,881	10,920
Total operating expenses	6,928	9,441	14,366	17,958
Loss from operations	(3,874)	(9,441)	(9,613)	(17,958)
Interest income	233	249	579	442
Other income (expense), net	597	(656)	1,286	(1,313)
Net loss	$(3,044)	$(9,848)	$(7,748)	$(18,829)
Net loss per share- basic and diluted	$(0.27)	$(1.64)	$(0.69)	$(3.14)
Weighted-average common shares used to compute basic and diluted net loss per share	11,280	6,023	11,277	6,002

Aravive, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$48,384	$56,992
Restricted cash	2,409	2,396
Other assets	6,452	1,431
Build-to-suit lease asset	—	8,651
Operating lease right-of-use assets	9,501	—
Total assets	$66,746	$69,470
Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$2,111	$1,791
Deferred revenue	—	146
Build-to-suit lease obligation	—	7,324
Operating lease obligation	11,500	—
Contingent payable	264	264
Total liabilities	13,875	9,525
Total stockholders' equity	52,871	59,945
Total liabilities and stockholders’ equity	$66,746	$69,470